	7733 Forsyth Boulevard	Phone: 314.854.8000
	Suite 800	Fax: 314.854.8003
St. Louis, Missouri 63105
News Release		www.Belden.com

From:	Belden
Dee Johnson
314.854.8054
For Immediate Release — December 3, 2008
BELDEN ANNOUNCES GLOBAL RESTRUCTURING ACTIONS
Expects Annualized Cost Savings of $50 Million
St. Louis, Missouri — December 3, 2008 — Belden (NYSE:BDC), a leader in the design, manufacture, and marketing of signal transmission solutions for industrial automation, data networking, and a wide range of specialty electronics markets, today announced plans to streamline its manufacturing, sales and administrative functions worldwide. The restructuring will result in a work force reduction of approximately 1,800 associates (20 percent) and consolidation of some of the Company’s manufacturing operations.
John Stroup, President and Chief Executive Officer of Belden, said: “As we reported in October, we have seen softening of our major markets globally, and we expect that economic conditions will remain challenging for some time. Therefore it is necessary for us to further adjust our cost structure so that we can continue to be competitive under such conditions. We regret the hardship these actions will impose on our associates.”
In connection with the restructuring plan, Belden expects to incur one-time charges of between $55 and $65 million pretax, or $0.85 to $1.00 per share. The expected charges include severance and other cash costs of $35 to $40 million and asset impairment and other non-cash charges of $20 to $25 million. The Company expects that $35 to $40 million of these charges will be incurred during the current quarter, with the balance following in future periods. These actions are expected to provide annualized cost savings of approximately $50 million, with 2011 as the first full year of impact and 2009 savings of approximately $30 million.
Additionally, Belden conducts its annual test for goodwill impairment in the month of December. Given current difficult market conditions, the Company expects that there may be some impairment of goodwill and, if so, expects to report any impairment as part of its year-end disclosure of results.
“With Belden’s liquidity, strong balance sheet, and history of generating strong free cash flow, we are well positioned to capture market share and successfully execute other strategic initiatives even in a challenging market,” Mr. Stroup concluded.
Forward Looking Statements
Statements in this release other than historical facts are “forward looking statements” made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995. These

forward looking statements are based on forecasts and projections about the industries served by the Company and about general economic conditions. They reflect management’s beliefs and expectations. They are not guarantees of future performance and they involve risk and uncertainty. The Company’s actual results may differ materially from these expectations. The current global economic slowdown has adversely impacted our results of operations and may continue to do so. Turbulence in financial markets may increase the cost to borrow under our variable-rate revolving credit facility. Some additional factors that may cause actual results to differ from the Company’s expectations include demand for the Company’s products; the cost and availability of materials including copper, plastic compounds derived from fossil fuels, and other materials; energy costs; the Company’s ability to integrate successfully the acquired businesses; and other factors. For a more complete discussion of risk factors, please see our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on February 29, 2008. Belden disclaims any duty to update any forward looking statements as a result of new information, future developments, or otherwise.
About Belden
Sending All the Right Signals — from industrial automation to data centers, from broadcast studios to aerospace, from cutting-edge wireless communications to consumer electronics, Belden people are committed to delivering the best signal transmission solutions in the world. Belden associates work in copper cable, fiber, wireless technology, connectors, switches and active components to bring voice, video and data to your mission-critical application. With 2007 revenue of $2.0 billion, Belden has manufacturing capability in North America, Europe and Asia. To obtain additional information contact Investor Relations at 314-854-8054, or visit our website at www.belden.com.

Contact:
Belden
Dee Johnson, Director of Investor Relations and Corporate Communications
314-854-8054